Exhibit 99

For Release: 11 AM EST

November 24, 2009

Koenigsegg Group AB Terminates Agreement

For Purchase of Saab

DETROIT — General Motors confirmed today that the proposed sale of its Saab subsidiary to Koenigsegg Group AB was terminated at the discretion of the buyer.

“We’re obviously very disappointed with the decision to pull out of the Saab purchase,” said GM President and CEO, Fritz Henderson. “Many have worked tirelessly over the past several months to create a sustainable plan for the future of Saab by selling the brand and its manufacturing interests to Koenigsegg Group AB. Given the sudden change in direction, we will take the next several days to assess the situation and will advise on the next steps next week.”

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About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 209,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

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CONTACT(S):

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GM Communications

(313) 667-3437 office

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Karin Kirchner

GME Communications

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